Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY 2021

Dallas, Texas, July 2, 2021 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.278250 per unit, payable on July 29, 2021, to unit holders of record on July 15, 2021. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for March 2021 and the gas production for February 2021. Preliminary production volumes are approximately 52,988 barrels of oil and 637,149 Mcf of gas. Preliminary prices are approximately $56.35 per barrel of oil and $2.95 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	52,988	637,149	$56.35	$2.95
Prior Month	45,851	476,918	$59.10	$4.87

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of June, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of July. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of June, approximately $1,453,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business in June and prior to this press release, there has been no revenue received.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper—SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839